CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this Form 10-KSB of our report dated August 6, 1999 on the financial statements of Vector Energy Corporation as of and for the year ended April 30, 1999.


Denver, Colorado
September 1, 1999


/s/ Comiskey & Company
PROFESSIONAL CORPORATION